SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 7, 2009

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01- Entry into a Material Definitive Agreement.

On July 7, 2009, our subsidiary, Embryome Sciences, Inc., entered into an agreement under which Millipore Corporation will become a worldwide distributor of ACTCellerate™ human progenitor cell lines.  Millipore’s initial offering of Embryome Sciences’ products will include six novel progenitor cell lines and optimized ESpanTM growth media for the in vitro propagation of each progenitor cell line.  The companies anticipate jointly launching 35 cell lines and associated ESpan™ growth media within the coming 12 months.

Derived from human embryonic stem cells but not fully differentiated into specific cell types, each ACTCellerate™ line provides a convenient, highly purified source of progenitor cells that may have applications in drug discovery, research, and the development of therapeutic products.

Millipore will be Embryome Sciences’ exclusive third party distributor of the products covered by the agreement, although Embryome Sciences retains the right to sell the products to its own customers.  Embryome Sciences will provide the products to Millipore on consignment and will be paid on a quarterly basis for products sold.  Embryome Sciences will receive additional annual payments from Millipore, based on a percentage of annual sales, if annual sales exceed certain milestone amounts.

The agreement will have a term of five years, subject to annual renewal if the parties so elect, and subject to Millipore’s right to terminate the agreement at any time upon 60 days notice.  Either party may also terminate the agreement in the case of an uncured breach or default by the other party.

Section 9-Financial Statements and Exhibits

Item 9.01- Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated July 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: July 9, 2009	By /s/ Steven A. Seinberg
Chief Financial Officer

Exhibit Number	Description

99.1	Press Release Dated July 9, 2009